Exhibit 5.1

May 10, 2016

Holly Energy Partners, L.P.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

RE: Holly Energy Partners, L.P.

Ladies and Gentlemen:

We have acted as counsel to Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $200,000,000 (the “Offered Units”). We have participated in the preparation of a Prospectus Supplement dated May 10, 2016 (the “Prospectus Supplement”) and the Prospectus dated December 11, 2015 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-204609) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) an Equity Distribution Agreement, dated May 10, 2016 relating to the offering and sale of the Offered Units (the “Equity Distribution Agreement”), a copy of which is being filed with the Commission as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof, (ii) the Registration Statement, (iii) the Prospectus Supplement, (iv) the Prospectus, (v) Certificates of Limited Partnership of each of the Partnership and the General Partner, (vi) the Certificate of Formation of the Ultimate General Partner, (vii) the Partnership’s First Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”), (viii) the First Amended and Restated Agreement of Limited Partnership, as amended, of HEP Logistics Holdings, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), (ix) the First Amended and Restated Limited Liability Company Agreement, as amended, of Holly Logistic Services, L.L.C., a Delaware limited liability company and the general partner of the General Partner (the “Ultimate General Partner”), (x) certain resolutions adopted on April 29, 2015 and April 28, 2016 by the Board of Directors of the Ultimate General Partner or a duly authorized committee thereof approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of the Offered Units (the “Resolutions”), and (xi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of the partnership and limited liability company documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Ultimate General Partner, without further investigation as to the facts set forth therein.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

May 10, 2016 Page 2

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents reviewed by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) the certificates for the Offered Units will conform to the specimens thereof reviewed by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Offered Units; and (v) the Equity Distribution Agreement has been duly authorized and validly executed and delivered by the Managers and constitutes a legal, valid and binding obligation of the Managers, and that the Managers have the requisite organizational and legal power and authority to perform their obligations under the Equity Distribution Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Offered Units have been issued and delivered in accordance with the terms of the Equity Distribution Agreement, the Prospectus Supplement, the Prospectus and the Resolutions and upon payment of the consideration therefor provided for therein, such Offered Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)).

The opinions expressed is limited in all respects to the DRULPA and the Delaware Limited Liability Company Act (including, in each case, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We express no opinion as to any matter other than as set forth herein and no opinion may be inferred or implied herefrom. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.